Exhibit 5.1


                                  May 13, 1998

Cunningham Graphics International, Inc.
629 Grove Street
Jersey City, New Jersey 07310

         Re:      Cunningham Graphics International, Inc.

Gentlemen:

     We have acted as counsel to Cunningham Graphics International, Inc. (the "Company") in connection with all proceedings relating to the authorization and proposed issuance and sale by you of shares of common stock, no par value per share ("Common Stock") upon the exercise of stock options granted pursuant to 1998 Stock Option Plan (the "1998 Plan") and the Directors' Stock Option Plan (the "Directors' Plan"), as described in the Registration Statement on Form S-8 (the "Registration Statement"), filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "Act").

     Based upon our examination of such documents and proceedings as we have deemed necessary and pertinent, we are of the opinion that:

     1. Cunningham Graphics International, Inc. (the "Company") is a corporation duly organized and existing under the laws of the State of New Jersey;

     2. Each of the 1998 Plan and the Directors' Plan has been duly authorized and approved by the Board of Directors and the stockholders of the Company;

     3. The shares of Common Stock reserved by the Board of Directors of the Company for issuance upon the exercise of stock options granted under the 1998 Plan and the Directors' Plan have been duly authorized;

     4. When the shares of Common Stock are issued upon the due exercise of stock options granted in accordance with the 1998 Plan and the Directors' Plan, such shares of Common Stock will be duly and validly issued and outstanding and will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                             Very truly yours,

                             /s/ Gibbons, Del Deo, Dolan, Griffinger & Vecchione GIBBONS, DEL DEO, DOLAN, GRIFFINGER & VECCHIONE
                             A Professional Corporation